Exhibit 10.12

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into effective as of January 24, 2019 (the “Effective Date”), by and between LINCOLN ASB COLORADO CENTER, LLC, a Delaware limited liability company (“Landlord”) and GOLD RESOURCE CORPORATION, a Colorado corporation, (“Tenant”).

R E C I T A L S:

A.           On or about November 15, 2012 Landlord and Tenant, entered into that certain written Office Lease Agreement as amended by that certain Amendment to Office Lease dated as of August 26, 2015 (collectively, the “Lease”), for that certain space containing approximately 2,502 rentable square feet (“RSF”) known as Suite 1-10200 (the “Premises”), located on tenth (10th) floor in the building commonly known as Colorado Center Tower One, located at 2000 South Colorado Boulevard, Denver, Colorado 80222 (the “Building”).

B.           Landlord and Tenant desire to amend the Lease in the manner and form hereinafter set forth.

C.           Any capitalized term used, but not defined in this Amendment shall have the meaning ascribed thereto in the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Extension of Term.  The Term of the Lease shall be extended for a period of thirty-six (36) months, commencing on March 1, 2019 (the “Extension Commencement Date”) and expiring at 11:59 p.m. on February 28, 2022 (the “Extension Term”) and shall be on all the terms and conditions of the Lease except as otherwise expressly provided herein.

2.            Minimum Monthly Rent.  Until the Extension Commencement Date, Tenant shall continue to pay the Minimum Monthly Rent for the Premises, monthly in the manner set forth in the Lease, without regard to this Amendment until the Extension Commencement Date.  Commencing on the Extension Commencement Date and continuing throughout the Extension Term, Tenant shall pay Minimum Monthly Rent for the Premises, monthly in the manner set forth in the Lease, as follows:

Period	Rate Per RSF	Minimum Monthly Rent

3/1/19 – 2/29/20	$ 30.00	$ 6,255.00
3/1/20 – 2/28/21	$ 30.90	$ 6,442.65
3/1/21 – 2/28/22	$ 31.83	$ 6,636.56

3.            Operating Cost Rent.  Until the Extension Commencement Date, Tenant shall continue to pay Operating Cost Rent for the Premises, monthly in the manner set forth in the Lease, without regard to this Amendment.  Commencing on the Extension Commencement Date and continuing throughout the Extension Term, Tenant shall pay Operating Cost Rent for the Premises in accordance with the Lease as amended by this Amendment.

4.            Parking.  Commencing on the Extension Commencement Date and continuing throughout the Extension Term, Tenant shall continue to have the Parking Privileges as set forth in the Lease.

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5.            Condition of Premises.  Other than as expressly set forth herein, Landlord shall have no obligation for the completion or remodeling of the Premises and Tenant shall accept the same in their “as is” condition on the Extension Commencement Date.  Notwithstanding the foregoing, Landlord agrees as its only obligation hereunder to, at its sole cost and expenses using Building Standard (as hereinafter defined) materials and quantities: (a) install new carpet in the carpeted portions of the Premises; and (b) repaint the painted portions of the Premises (collectively, the “Work”).  Tenant acknowledges that because Landlord will perform the Work in and about the Premises that interruption and interference with Tenant’s business will likely occur.  Landlord will use commercially reasonable efforts to attempt to minimize the interferences with Tenant’s business during the performance the Work.  Tenant waives any and all claims against Landlord for any interruption and interference with Tenant’s business during Landlord’s performance of the Work including, but not limited to any claims of constructive eviction or any other loss of use or business.  “Building Standard” as used herein shall mean building standard tenant finish items and materials which Landlord normally provides to tenants.

6.            Brokers.  Tenant hereby warrants and represents that there were no brokers or agents involved in the transaction which resulted in this Amendment other than other than Lincoln Property Company Commercial, Inc. Services which acted as Landlord’s agent.  Tenant shall indemnify Landlord against any expense incurred by Landlord as a result of any claim for brokerage or other commissions made by any broker, finder, or agent, whether or not meritorious, employed by Tenant or claiming by, through, or under Tenant.

7.            Other Terms.  If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall govern.  Except as herein specifically set forth, all other provisions of the Lease shall remain in full force and effect and be binding upon the parties in accordance with their terms.

8.            Time of Essence.  Time is of the essence herein unless waived by Landlord (which it shall have the right, but not the obligation, to do so) this Amendment is contingent upon execution and delivery by Tenant to Landlord no later than 5:00 p.m., _________________, 2019.

9.            Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together, shall constitute a whole.  It shall be fully executed when each party whose signature is required has signed at least one counterpart notwithstanding that all parties have not executed the same counterpart.  The parties agree that signatures transmitted by facsimile shall be binding as if they were original signatures.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LANDLORD:	LINCOLN ASB COLORADO CENTER, LLC,
a Delaware limited liability company

	By:	Lincoln - Colorado Center LLC,
its managing member

	By:	Lincoln Non-Member Manager, Inc.,
its manager

	By:	/s/ Scott Caldwell
	Name:	Scott Caldwell
	Title:	Senior Vice President

TENANT:	GOLD RESOURCE CORPORATION,
a Colorado corporation,

	By:	/s/ John Labate
	Name:	John Labate
	Its:	Chief Financial Officer

ATTEST:

	By:	/s/ Jessica Browne
	Name:	Jessica Browne
	Its:	Vice President, General Counsel and Secretary

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